Exhibit 99
February 25, 2026

Summary Points:
•For 2026, we continue to expect total revenue of $30 billion, representing 4% year-over-year growth, with DTC being the primary driver, and Adj. EBITDA1 of $3.8 billion.
•DTC revenue grew 10% year-over-year in Q4, fueled by 17% growth at Paramount+, and we expect acceleration into 2026, driven by continued investment in premium storytelling, including: the UFC, Marshals, The Madison, The Agency, Star Trek: Strange New Worlds, and more; we ended the year with 79 million paid subscribers.
•Through our “Paramount One” initiative, we are activating the full strength of our platforms to amplify priority campaigns and tentpole events as demonstrated by the hugely successful launch of the UFC on Paramount+ in January.
•We are firmly on track to deliver at least $3 billion in efficiencies through 2027, with more than $2.5 billion in run-rate efficiencies expected by the end of 2026.
•We are making focused investments in technology and innovation across our streaming business to enhance our product and overall offering, recognizing that sustainable growth is driven not only by what audiences watch, but by the quality of the end-to-end user experience.

Fellow shareholders,
In August, we launched the new Paramount with three North Star priorities: 1) investing in our growth businesses anchored by our creative engines and exceptional storytelling; 2) scaling our direct-to-consumer business globally; and 3) driving efficiency enterprise-wide with a focus on long-term free cash flow generation. Over the past six months, we have made meaningful progress across each of these areas and remain confident in the path we’ve set to transform this storied company for the future.

Supercharging Our Creative Engine
As a storytelling company our mission is to entertain audiences around the world with the best films, television series, sports, news, and games. We continue to advance this mission by expanding our world-class roster of talent, strengthening our creative engines, and building a stronger slate across

1 Non-GAAP measures are detailed in the Supplemental Disclosures at the end of this letter.

film, television, and streaming. We firmly believe that human talent and ingenuity will continue to be the driving factor in creating amazing stories, and with the innovation we’re seeing in AI today, our goal is to provide storytellers the best tools available to help bring their ideas to life. At the same time, we’re ardent defenders of intellectual property rights, as evidenced by our prompt cease-and-desist to prevent the use of our intellectual property (IP) in the content Seedance 2.0 creates.

Our ambition is to be the home for the industry’s leading talent, both in front of and behind the camera. To that end, we have welcomed a growing roster of exceptional creatives - and we are incredibly grateful to them and all of the directors, producers, writers, editors and crew whose talent and dedication drive our success every day.

In December, we signed a first-look, three-year film and TV producing deal with Jon M. Chu, whose films include Wicked: For Good, which saw the biggest global opening ever for a movie based on a Broadway show, Crazy Rich Asians, the highest-grossing romantic comedy in nearly a decade, and many others. We signed a multi-year first-look film and TV producing deal with Issa Rae, the creator of Insecure. And most recently, Paramount Pictures signed a three-year first-look directing and producing deal with filmmaker Dan Trachtenberg, best known for the hit sci-fi thriller 10 Cloverfield Lane and for revitalizing the Predator franchise. Paramount Television Studios also signed an overall deal with Ashley Lyle and Bart Nickerson, the creative forces behind the Yellowjackets series.

Paramount’s commitment to delivering quality storytelling that will resonate with audiences worldwide and drive sustainable growth is also reflected in our increased output, with 11 films and 11 new series greenlit since August. We have 15+ films currently dated for 2026 – up from 8 releases in 2025.

Among them are: the seventh installment of the Scream franchise, premiering in theaters February 27; concert film Billie Eilish – HIT ME HARD AND SOFT – THE TOUR (LIVE IN 3D), directed by James Cameron and Eilish; Scary Movie, part of Paramount’s first-look deal with Miramax; an Untitled Jackass Film with Johnny Knoxville; PAW Patrol: The Dino Movie, the third film installment of the hit franchise; Ebenezer: A Christmas Carol starring Johnny Depp; Street Fighter, in partnership with Legendary Entertainment; the Untitled John Tuggle Project starring David Corenswet and Isabel May; and Gina Prince-Bythewood’s Children of Blood and Bone, based on the best-selling YA book series.

We will continue to build our slate into 2027 and beyond, including a new, untitled James Wan/Jason Blum/Oren Peli Paranormal Activity movie; the third installment of the A Quiet Place franchise; Sonic the Hedgehog 4, in partnership with SEGA; and a forthcoming Call of Duty film adaptation in partnership with Activision.

Paramount Television Studios’ upcoming series debuts include Taylor Sheridan’s newest creations, Marshals, which premieres on CBS on March 1 and will be on Paramount+ the next day in the U.S. and first-run in many international markets, and The Madison, starring Michelle Pfeiffer and Kurt Russell, also debuting on Paramount+ on March 14. These join season five of fan favorite Emily in Paris on Netflix, season two of the hit series Cross for Prime Video, and season three of School Spirits on Paramount+.

A core strength of Paramount is our ability to leverage our IP across our ecosystem, maximizing its creative and commercial potential. This integrated approach allows us to amplify our stories across film, television, streaming, live experiences, publishing, and consumer products.

Through our newly launched “Paramount One” initiative, we’re able to align our businesses enterprise-wide to cross-promote priority campaigns and tentpole events. In doing so, we mobilize the full power of our platforms behind these priorities, as we did with the hugely successful launch of the UFC, which became the platform’s largest exclusive live event to date, reaching approximately 7 million households in the U.S. and Latin America. This success was propelled by high-impact promotional spots across our CBS properties, including during THE NFL ON CBS’s record-breaking Thanksgiving Day game and during our primetime coverage of New Years Eve on CBS, and more. This companywide coordination and all-hands-on-deck mentality enables us to amplify our reach, accelerate audience engagement, and unlock incremental value across our company and brands.

Another recent example is our Teenage Mutant Ninja Turtles franchise, which has generated over $10 billion in global retail sales since Paramount acquired the property in 2009. Turtles has been a global phenomenon for more than 40 years, encompassing film, television, live experiences, digital games, publishing, and consumer products. It is one of the most successful franchises in entertainment history, and we are thrilled to be revitalizing the property through an ambitious and comprehensive expansion of Turtles, designed to drive sustained, multi-year growth. The robust portfolio of planned offerings includes two major theatrical releases – Seth Rogen’s sequel to Mutant Mayhem in 2027 and a live-action/CG animation hybrid in 2028 – as well as our recently announced partnership with Mattel for franchise-themed toys, and much more.

Building on this integrated approach, our ecosystem is anchored by platforms that bring our stories to audiences at scale. At the heart of that reach, CBS has the most hit shows on broadcast television with 8 of the Top 10, including the #1 series Tracker, the #1 new show Sheriff Country, and the #1 news program 60 Minutes. The most-watched primetime entertainment lineup returns this week with Marshals and the epic 50th season of Survivor.

In our sports portfolio, THE NFL ON CBS shattered viewership records throughout the year, culminating in CBS’ most-watched NFL season on record, propelled by the most-watched NFL regular-season game ever with the Chiefs-Cowboys game on Thanksgiving Day, with an average of more than 57 million viewers. For the third year in a row, THE NFL ON CBS national game at 4:25pm ET ranked as the #1 program in all of television, averaging more than 25.8 million viewers. We ended with the AFC Championship Game, which drew nearly 49 million viewers, making it the most-watched postseason game of the year on any network, with the exception of the Super Bowl.
At CBS News, the leadership team is focused on building ‘one newsroom with one mission’ – delivering exceptional journalism to the broadest possible audience. With trust in mainstream news and legacy media at historic lows, transformation is essential. The goal is to build a modern news organization equipped for the digital age and rooted in facts, rigorous reporting, and audience-first storytelling.

As part of this revitalization, we are focused on expanding the range of stories covered and the voices amplified. We are reimagining CBS News 24/7 with new formats and programming and by investing in key brands such as 60 Minutes, 48 Hours, and Sunday Morning through podcasts, newsletters, live journalism events, and more.

Scaling Our Streaming Services
Growing our direct-to-consumer business remains our top priority. Recognizing that great storytelling drives engagement, we’re investing aggressively in compelling original content to attract a broad audience.

Over the past several months, we’ve announced several new series – some of which come from third-party production companies and studios as part of our strategy to bring the best storytelling to consumers – including: the legal thriller from A24, Discretion, starring and executive produced by Nicole Kidman and Elle Fanning; the six-episode limited series 9/12, produced by Paramount Television Studios and SISTER, starring and executive produced by Jeremy Strong; and Fear Not, a six-part true-crime limited series, starring and executive produced by Anne Hathaway, and produced with MGM Television.

These will join an already robust upcoming slate that includes The Madison and the much-anticipated Yellowstone spin-off, Dutton Ranch, coming to the service this summer. We’re about to start production on an extension of Taylor Sheridan’s hit series Tulsa King, titled Frisco King and starring Samuel L. Jackson. Looking ahead, over the next year we will premiere new seasons of The Agency, Star Trek: Strange New Worlds, Lioness, MobLand, Tulsa King, as well as the third installment of Landman, whose record-breaking second season reached over 25 million subscriber households and has been a top viewed series across all of streaming since its launch in November 2025. Our momentum is exciting, and we anticipate it will carry through to 2027 as our slate really begins to fully represent the vision of our DTC leadership team.

Sports also remains a key driver of streaming growth, particularly our partnership with the Ultimate Fighting Championship. We officially launched our 7-year partnership in January, becoming the exclusive home for all live numbered events and Fight Nights in the US and Latin America and in Australia for Fight Nights and select bouts in the numbered events, and we could not be more pleased with the early performance. As mentioned above, the debut of UFC 324 on Paramount+ exceeded our expectations as the platform’s biggest-ever exclusive live event, with Paramount+ seeing its highest global view hours ever the week it launched.

Importantly, that performance was powered by significant investments made in the lead up to the launch. Ahead of UFC 324, our Product & Tech team focused on building and hardening the core platform to deliver a premium, global experience for fans across both live events and video-on-demand (VOD). The team launched approximately 1,400 VOD assets alongside live coverage, supported feeds in three languages, and expanded availability to 20 markets. The team also introduced advanced live features designed specifically for sports, including the ability to rewind live matches, instantly create and share highlight clips, and generate AI-powered recaps of the action – all while ensuring the platform was fully optimized for scale, reliability and seamless performance on day one.

In addition to the 13 marquee numbered events, we have 30 Fight Nights for a year-round lineup. Fans of UFC are coming to Paramount+ for the action and staying longer to enjoy other titles on the platform – we’re seeing encouraging early signals across both engagement and retention from our UFC viewers.

On March 7, UFC returns to Las Vegas for UFC 326. The lead up to the last three matches of the fight card will be available on both Paramount+ and CBS, where we expect the reach of CBS will help expand upon the rapidly growing fan base on our platforms. Needless to say, we are incredibly excited about our partnership with the UFC and the growth opportunities ahead.

Another area where we see significant opportunity is with Pluto TV. Pluto continues to see healthy growth in time spent, which, coupled with ongoing improvements to the product experience and content offering, gives us confidence in our long-term trajectory. For example, we added the full The X Files catalog to Pluto TV in early January, and it has since become a top performing on-demand title.

Of course, sustainable growth in streaming depends not only on what people watch, but on the overall quality of the user experience. With this in mind, we have prioritized investing in technology and data capabilities to enhance our DTC offering. As highlighted last quarter, we are building a unified technology stack for Paramount+ and Pluto TV, with the first implementation milestone targeted for this summer. We are also encouraged by early product and monetization results from increasing the velocity of our experimentation, with A/B testing output increasing significantly quarter-over-quarter in Q4.

Another critical area of investment is our ad sales technology. By modernizing our platform and leveraging advanced data analytics, we can deliver more precise targeting, better measurement, and more engaging ad experiences for both viewers and advertisers. At the same time, we’ve brought in new leadership for our advertising business and are reworking our go-to-market strategy. We expect these investments will drive incremental revenue, enhance efficiency, and strengthen our offering in the marketplace.

Of note, we launched and piloted Precision+, an AI-powered advertising product that combines Paramount and third-party data to optimize ad delivery in real time, driving meaningful performance gains above benchmarks for advertisers, and giving Paramount greater control over advertising outcomes. We also developed and patented an AI-driven system that automatically detects broken, duplicated, mismatched, or noncompliant ads, ensuring a better experience for viewers and giving advertisers confidence that their campaigns are running correctly.

These examples reflect the deliberate investments we’re making across our streaming business to improve our product experience and offering.

Driving     Efficiency and Optimizing Investment Enterprise-wide
We’ve also made strong progress against our third North Star priority: driving enterprise-wide efficiency with a focus on long-term free cash flow generation. In our Q3’25 shareholder letter, we raised our estimate of total efficiencies through our transformation efforts from at least $2 billion to at least $3 billion. And our confidence in achieving this level of efficiency through the business has only grown over the past quarter as we’ve built upon our early successes across our four major transformation workstreams:
1.Making technology a core competency of the company
2.Enhancing corporate-wide efficiency and scalability across our operations
3.Unifying the organization under clear, cohesive leadership
4.Optimizing our workforce for the future

We are seeing particularly strong progress across the first and second workstreams. For example, in Q4, we executed new partnerships that will drive efficiency in our cloud spend, resulting in savings of over $50 million annually on average. Separately, we made significant progress in converging the back-end systems of our streaming services and remain on track for a mid-year launch. Similarly, we continue to advance the migration of our entire business to Oracle Fusion as our companywide ERP platform, positioning us to respond more nimbly to an evolving landscape. This unified system will streamline operations, improve data visibility, and enable faster, more informed decision-making across the enterprise.

As we modernize our systems with initiatives like Oracle Fusion, we are also retooling the ways our teams work together. In early January, we executed phase one of our return to office initiative across our New York and Los Angeles offices. By fostering greater in-person collaboration, we expect to accelerate innovation and unlock even greater creativity across the organization.

Also of note, we finalized our sale of Chilevisión in January, which, in addition to the divestiture of Telefe in Argentina, represents efforts to focus on our core businesses while streamlining our operations by roughly 1,600.

From an organizational perspective, we have our full leadership team in place, which is focused on transforming all areas of the company. Operationally, we have successfully integrated the Skydance business into our studio operations. Since the Skydance transaction announcement, we are on track to deliver at least $3 billion in efficiencies through 2027, and we are on track to realize over $2.5 billion in total run-rate efficiencies through the end of 2026.

Q4 Results and Q1 and 2026 Outlook
A summary of Q4 results and our Q1 and 2026 outlook are below. As noted last quarter, beginning with this report, our Paramount+ subscriber metric will reflect only paying subscribers, excluding those on free trials. Subscriber figures prior to Q4’25 have been restated to exclude free trials.

	Predecessor				Successor
$ in millions, except per				Period From	Period From
share amounts	Q4’24	Q1’25	Q2’25	7/1/25 - 8/6/25	8/7/25 - 9/30/25	Q4’25

Direct-to-Consumer	$2,013	$2,044	$2,160	$883	$1,284	$2,213
Y/Y Growth (%)	8%	9%	15%			10%
TV Media	4,979	4,538	4,011	1,428	2,368	4,714
Y/Y Growth (%)	(4)%	(13)%	(6)%			(5)%
Filmed Entertainment	1,081	627	690	276	480	1,256
Y/Y Growth (%)	67%	4%	2%			16%
Eliminations	(89)	(17)	(12)	(6)	(11)	(35)
Total Revenue	$7,984	$7,192	$6,849	$2,581	$4,121	$8,148
Y/Y Growth (%)	5%	(6)%	1%			2%
Operating Income (Loss)	$129	$550	$399	$80	$244	$(339)
Operating Margin (%)	1.6%	7.6%	5.8%	3.1%	5.9%	(4.2)%
Net Earnings (Loss)	$(224)	$152	$57	$(244)	$(13)	$(573)
Diluted EPS (1)	$(.33)	$.22	$.08	$(.36)	$(.01)	$(.52)

Adjusted OIBDA	$406	$688	$824	$297	$655	$612
Adj. OIBDA Margin (%)	5.1%	9.6%	12.0%	11.5%	15.9%	7.5%

Net Cash Provided by Operating Activities	$168	$180	$159	$(175)	$268	$217
Free Cash Flow	$56	$123	$114	$(207)	$222	$101
Shares Outstanding (2)	669	678	680	675	1,098	1,104

Paramount+ Revenue	$1,564	$1,686	$1,771	$709	$1,060	$1,837
Y/Y Growth (%)	16%	16%	23%			17%
Paramount+ Subscribers (M)	76.1	77.8	76.8		77.9	78.9
Y/Y Growth (%)	15%	11%	14%			4%
Note: (1) Diluted EPS from continuing operations attributable to Paramount or Paramount Skydance; (2) weighted average number of diluted shares outstanding
The following discussion summarizes our financial performance and outlook. We discuss profitability for the periods before (“predecessor”) and after (“successor”) the transaction close (subsequently pre-close and post-close) in accordance with the financial reporting requirements for our transaction. Additional supplemental information is also available on our IR website.

Q4’25
In Q4, total revenue of $8.1 billion increased 2% versus revenue of $8.0 billion in Q4’24 for the predecessor company, led by an increase in licensing and subscription revenues, partially offset by declines in theatrical, advertising, and affiliate revenues. By segment:

•DTC revenue increased 10% year-over-year, driven by 17% growth in Paramount+ revenue. Paramount+ ARPU increased by 10% with paid subscribers up 4%. DTC revenue from non-Paramount+ sources, primarily Pluto, declined -16% year-over-year, primarily due to ongoing monetization headwinds. In Q4, Paramount+ subscribers increased by 1 million quarter-over-quarter.
•In TV Media, revenue declined -5% year-over-year. Results were driven by advertising declines of -10% including a seven percentage point impact from political spending and the Big Ten championship in Q4’24 and a decline in affiliate revenue of -7% year-over-year due to lower pay TV subscriber volume, partially offset by 10% year-over-year growth in licensing.
•Filmed Entertainment revenue increased 16% year-over-year versus Q4’24 revenue, primarily due to the consolidation of Skydance licensing and other revenue, partially offset by a significant decline in theatrical revenue as we compared against the Q4’24 release slate which included Gladiator II, Sonic the Hedgehog 3, and Smile 2.

Operating income was -$339 million (-4% margin), which included $546 million of restructuring and transaction-related costs. Adj. OIBDA was $612 million (8% margin), a 51% increase year-over-year. By segment:

•DTC adj. OIBDA was -$158 million (-7% margin), reflecting seasonally higher content costs somewhat offset by a content expense benefit from reductions in content assets resulting from the change in accounting basis resulting from the merger. Across the year, we saw healthy improvement in DTC adj. OIBDA margins, reflecting continued topline momentum and disciplined investments in growth as well as the impact of our new accounting basis.
•TV Media adj. OIBDA was $1.1 billion (23% margin), up 15% year-over-year, as we continue to prioritize disciplined cost management relative to the declines in pay TV and linear advertising revenues.
•Filmed Entertainment adj. OIBDA was -$119 million (-9% margin). This performance, which is largely attributed to weak theatrical performance, did not meet our expectations and, as we mentioned in our prior letter, is an area we are actively addressing as we work to rebuild our film slate for profitable growth in 2026, 2027, and beyond.
Cash flow from operations was $217 million in Q4. Free cash flow was $101 million in the same period, including payments for restructuring, transaction-related items, and transformation initiatives of $153 million.

Go-forward reporting
As we have previously noted, we plan to re-segment our business starting with our Q1’26 results to reflect our reorganization across DTC, TV Media, and Studios, which will give better transparency to our results and align with how we manage the business. Recasted financials for prior periods will be provided prior to our Q1’26 report. With our re-segmentation, we also plan to update our segment expense allocations to better reflect how we operate and make cost decisions across the business, with centralized costs that were previously allocated at the segment level moving to corporate overhead. Finally, we will also transition from adj. OIBDA as a measure of non-GAAP profitability to adj. EBITDA, which excludes stock-based compensation.

$ in millions	Q1’26	2026
	Outlook	Outlook

Total Revenue	$7,150 - $7,350	$30,000

Y/Y Growth (%)	(1%) - 2%	4%

Adj. EBITDA	$900 - $1,000	$3,800

Adj. EBITDA Margin (%)	13.1%	12.7%

2026
For 2026, we continue to expect total revenue of $30 billion, or 4% growth year-over-year, inclusive of predecessor and successor periods. We expect DTC will be the primary driver of this growth, with revenue accelerating due to increases in subscription and advertising revenue growth. We expect Paramount+ to have healthy, accelerating underlying subscriber growth year-over-year. However, our strategic decision to exit approximately 4-5 million hard bundle subscribers with unattractive economics, which accounted for less than 2% of Paramount+ revenue in 2025, will result in only modestly higher total paid subscribers compared to 2025. This deliberate mix shift prioritizes strong underlying subscriber growth, accelerating ARPU, and overall revenue growth over reported subscriber count.

We also expect growth in our new Studio segment from licensing and other, including a full-year impact of Skydance revenue, as well as higher licensing across our other studios, partially offset by significantly lower theatrical revenue year-over-year as we work to recalibrate our film slate and compare against Mission: Impossible – The Final Reckoning and due to lower average box office revenue per film across more releases in 2026. In TV Media, we expect continued headwinds to affiliate revenue due to pay TV subscriber declines. We also expect linear advertising declines will moderate versus 2025, including the combined effects of expected political spending in 2026 and the sale of Telefe and Chilevisión. Across the factors above, we’d expect total company revenue to be relatively more weighted to the second half of the year, with profitability roughly evenly weighted.

We forecast adj. EBITDA of $3.8 billion, or a 12.7% margin, which excludes roughly $300 million of stock-based compensation. We will balance near-term profitability with reinvestment as we make progress against our $3 billion-plus efficiencies plan while investing in content and technology, both of which we expect to drive significant DTC revenue growth and overhead cost reductions in 2027 and beyond. In DTC, we continue to expect to grow our profitability in 2026 relative to 2025. We expect to be profitable in our Studio segment, and to have stable margins in TV Media.

We continue to expect free cash flow conversion of approximately 5% before roughly $800 million of transformation costs, as previously noted. We expect future years to have better free cash flow conversion as 2026 is an important year for investing in the transformation of the business and ramping up our content slate, which we expect to fuel growth in 2027 and beyond.

Q1’26
In Q1’26, we expect total revenue of $7.15 billion to $7.35 billion or -1% to 2% growth year-over-year versus Q1’25 for the predecessor company led by DTC revenue growth, partially offset by declines in TV Media and a slight decline in Studios revenue due to comparing against stronger theatrical performance in Q1’25 which included the continued benefit of Sonic the Hedgehog 3 and Gladiator II. For our Q1 DTC forecast, we expect strong revenue growth, accelerating nicely quarter over quarter. Growth will be driven by Paramount+ ARPU growth and domestic subscriber adds, partially offset from the exit of international hard bundles that accounted for over 1 million paid subscribers at the end of 2025. We expect the exit of hard bundles will result in flattish quarter over quarter subscribers.

We expect adj. EBITDA of $900 million to $1 billion, or a 13.1% margin at the midpoint, with approximately $75 million of stock-based compensation in the quarter. We expect continued year-over-year improvement in total DTC profitability in Q1. We anticipate transformation costs of several hundred million in Q1, which will impact our reported free cash flow.

Our medium-term financial goals are to transition to sustainable topline growth driven by DTC, with increasing margins and FCF conversion, while managing our balance sheet to regain investment grade debt metrics.

Capital Structure & Capital Allocation
We ended the quarter with $3.3 billion in cash and cash equivalents and $13.7 billion in gross debt. We continue to expect to achieve investment grade debt metrics by the end of 2027 as we make progress against our current transformation plan. Early in Q1, we repaid $347 million of debt maturing with cash on hand and have $86 million in debt maturing for the remainder of 2026. In late Q4, we extended our outstanding revolving credit facility of $3.5 billion.

Our capital allocation priorities remain:
1.Invest organically for long-term profitable growth in our business
2.Consider M&A where it accelerates our path towards achieving our North Star and other financial goals
3.Manage our balance sheet to regain and then maintain investment grade credit metrics
4.Return excess cash to shareholders beyond our current dividend once we reach investment grade credit metrics

Our Proposal to Acquire Warner Bros. Discovery
On February 24, WBD’s Board of Directors determined that Paramount’s revised $31 per share, all-cash offer to acquire WBD could reasonably be expected to lead to a “Company Superior Proposal” under the terms of WBD’s merger agreement with Netflix, Inc. We welcome the WBD Board’s determination and look forward to continuing to engage constructively with WBD to deliver the benefits of Paramount’s proposal to WBD shareholders, the creative community and consumers.

For perspective, we approach investment decisions at Paramount, including our offer to acquire WBD, through the lens of our North Star priorities and financial goals. While we are confident in our standalone strategy and growth trajectory for Paramount, we view WBD as an accelerant to achieving these goals more quickly, in a way that is economically compelling for Paramount shareholders.

Closing
While we are pleased with our progress this quarter and year-to-date, we remain focused on the work ahead, confident in our strategy, and committed to delivering long-term value for our shareholders – progress made possible by the tremendous efforts, dedication, and commitment of our people, who continue to drive our success forward.

Sincerely,

David Ellison
Chairman & CEO
Paramount, a Skydance Corporation

Cautionary Note Concerning Forward-Looking Statements
This letter contains both historical and forward-looking statements, including statements related to our future financial results and performance, potential achievements and transactions (including with respect to our cash tender offer for all of the outstanding shares of Series A Common Stock of Warner Bros. Discovery, Inc.) and their expected benefits, and industry trends and developments. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect our current expectations concerning future results and events; can generally be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: risks related to our streaming business; the adverse impact on our advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to our decisions to invest in new businesses, products, services and technologies, and the evolution of our business strategy; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of our content; damage to our reputation or brands; losses due to asset impairment charges for goodwill, content and long-lived assets, including finite-lived intangible assets; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; challenges in protecting and maintaining our intellectual property rights; domestic and global political, economic and regulatory factors affecting our businesses generally; the inability to hire or retain key employees or secure creative talent; disruptions to our operations as a result of labor disputes; risks and costs associated with the integration of, and our ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; litigation relating to the Transactions potentially resulting in substantial costs; volatility in the price of our Class B common stock; the effect our dual-class capital structure and the concentrated ownership may have on the price of our Class B common stock or business; risks related to a private sale of a controlling interest in our Company, including that our stockholders may not realize any change of control premium on shares of our Class B common stock and that we may become subject to the control of a presently unknown third party; risks associated with our status as a “controlled company” under Nasdaq rules, including our exemption from certain corporate governance requirements; risks associated with the lack of voting rights of our Class B common stock; risks that anti-takeover provisions in our amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws, and under Delaware law could deter, delay, or prevent a change of control; risks that exclusive forum provisions in our Charter could limit a stockholder’s choice of forum for certain claims and discourage lawsuits against our directors and officers; risks that corporate opportunity provisions in our Charter could permit certain persons to pursue competitive opportunities that might otherwise be available to us; risks associated with our holding company structure, including our dependence on distributions from our subsidiaries to meet our tax obligations and other cash requirements; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K and our reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this letter are made only as of the date hereof, and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Financial Statement Presentation
On August 7, 2025, Paramount Global and Skydance Media, LLC (“Skydance”) became subsidiaries of Paramount Skydance Corporation, pursuant to a transaction agreement entered into on July 7, 2024 (the transactions contemplated by the Transaction Agreement, the “Transactions”).
Our consolidated financial statements within our Form 10-K for 2025 are presented in two distinct periods to indicate a new basis of accounting established for Paramount Global’s net assets upon the closing of the Transactions. The periods prior to August 7, 2025 include only Paramount Global and are identified as “Predecessor,” and the periods beginning on August 7, 2025 reflect Paramount Skydance Corporation and are identified as “Successor.” Due to the new accounting basis, the results of operations and cash flows are not comparable between the Successor and Predecessor periods.

The presentation within this letter, financial statements, and supplemental disclosures of non-GAAP financial measures also reflect the distinction between the Successor and Predecessor periods.

Refer to Note 1 of our Form 10-K for 2025 for additional details regarding the new accounting basis established following the Transactions.

PARAMOUNT SKYDANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended December 31,	Three Months Ended December 31,	Period From August 7 - December 31,	Period From January 1 - August 6,	Year Ended December 31,
	2025	2024	2025	2025	2024
Revenues	$8,148	$7,984	$12,269	$16,622	$29,213
Costs and expenses:
Operating	5,767	5,692	8,408	11,287	19,437
Programming charges	41	—	41	—	1,118
Selling, general and administrative	1,769	1,886	2,594	3,526	6,658
Depreciation and amortization	364	95	590	204	392
Impairment charges	—	30	—	157	6,130
Restructuring, transaction-related items, and other corporate matters	546	152	731	454	747
Total costs and expenses	8,487	7,855	12,364	15,628	34,482
Gain on dispositions	—	—	—	35	—
Operating income (loss)	(339)	129	(95)	1,029	(5,269)
Interest expense	(228)	(215)	(366)	(516)	(860)
Interest income	40	40	64	83	151
Loss from investments	(40)	(13)	(40)	—	(17)
Other items, net	(31)	(56)	(39)	(92)	(182)
Earnings (loss) from continuing operations before income taxes and equity in loss of investee companies	(598)	(115)	(476)	504	(6,177)
Benefit from (provision for) income taxes	125	(37)	40	79	305
Equity in loss of investee companies, net of tax	(71)	(70)	(104)	(171)	(291)
Net earnings (loss) from continuing operations	(544)	(222)	(540)	412	(6,163)
Net earnings from discontinued operations, net of tax	—	—	—	—	14
Net earnings (loss) (Parent and noncontrolling interests)	(544)	(222)	(540)	412	(6,149)
Net earnings attributable to noncontrolling interests	(29)	(2)	(46)	(447)	(41)
Net loss attributable to Parent	$(573)	$(224)	$(586)	$(35)	$(6,190)

Amounts attributable to Parent:
Net loss from continuing operations	$(573)	$(224)	$(586)	$(35)	$(6,204)
Net earnings from discontinued operations, net of tax	—	—	—	—	14
Net loss attributable to Parent	$(573)	$(224)	$(586)	$(35)	$(6,190)

Basic net loss per common share attributable to Parent:
Net loss from continuing operations	$(.52)	$(.33)	$(.53)	$(.05)	$(9.36)
Net earnings from discontinued operations	$—	$—	$—	$—	$.02
Net loss	$(.52)	$(.33)	$(.53)	$(.05)	$(9.34)

Diluted net loss per common share attributable to Parent:
Net loss from continuing operations	$(.52)	$(.33)	$(.53)	$(.05)	$(9.36)
Net earnings from discontinued operations	$—	$—	$—	$—	$.02
Net loss	$(.52)	$(.33)	$(.53)	$(.05)	$(9.34)

Weighted average number of common shares outstanding:
Basic	1,104	669	1,102	674	664
Diluted	1,104	669	1,102	674	664

PARAMOUNT SKYDANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	Successor	Predecessor
	At	At
	December 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$3,274	$2,661
Receivables, net	6,615	6,920
Programming and other inventory	1,461	1,429
Prepaid expenses and other current assets	1,970	1,532
Total current assets	13,320	12,542
Property and equipment, net	2,195	1,566
Programming and other inventory	15,028	13,924
Goodwill	1,600	10,508
Intangible assets, net	6,238	2,406
Operating lease assets	1,126	1,012
Deferred income tax assets, net	1,282	1,386
Other assets	2,553	2,828
Total Assets	$43,342	$46,172
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$906	$953
Accrued expenses	2,077	2,199
Participants’ share and royalties payable	2,646	2,574
Accrued programming and production costs	1,832	1,720
Deferred revenues	1,355	825
Debt	433	—
Other current liabilities	1,350	1,360
Total current liabilities	10,599	9,631
Long-term debt	13,225	14,501
Participants’ share and royalties payable	1,361	1,310
Pension and postretirement benefit obligations	1,185	1,226
Deferred income tax liabilities, net	85	34
Operating lease liabilities	1,150	1,048
Programming obligations	400	260
Other liabilities	2,450	1,380

Commitments and contingencies

Parent stockholders’ equity:
Class A Common Stock, par value $.001 per share; 55 shares authorized; 32 (2025) and 41 (2024) shares issued	—	—
Class B Common Stock, par value $.001 per share; 5,500 (2025) and 5,000 (2024) shares authorized; 1,076 (2025) and 1,133 (2024) shares issued	1	1
Additional paid-in capital	13,386	33,394
Treasury stock, at cost; — (2025) and 503 (2024) shares of Class B Common Stock	—	(22,958)
Retained earnings (accumulated deficit)	(1,753)	7,487
Accumulated other comprehensive income (loss)	59	(1,604)
Total Parent stockholders’ equity	11,693	16,320
Noncontrolling interests	1,194	462
Total Equity	12,887	16,782
Total Liabilities and Equity	$43,342	$46,172

PARAMOUNT SKYDANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Successor	Predecessor
	Period From August 7 - December 31,	Period From January 1 - August 6,	Year Ended December 31,
	2025	2025	2024
Operating Activities:
Net earnings (loss) (Parent and noncontrolling interests)	$(540)	$412	$(6,149)
Less: Net earnings from discontinued operations, net of tax	—	—	14
Net earnings (loss) from continuing operations	(540)	412	(6,163)
Adjustments to reconcile net earnings (loss) from continuing operations to net cash flow provided by operating activities:
Programming charges	41	—	1,118
Depreciation and amortization	590	204	392
Impairment charges	—	157	6,130
Amortization of content costs and participation and residuals expense	6,026	8,045	13,888
Deferred tax benefit	(115)	(401)	(630)
Stock-based compensation	160	113	245
Gain on dispositions	—	(35)	—
Loss from investments	40	—	17
Equity in loss of investee companies, net of tax and distributions	105	179	304
Change in assets and liabilities
(Increase) decrease in receivables	(340)	1,296	548
Increase in inventory and related program, participation, and residuals liabilities	(5,955)	(9,094)	(15,812)
Increase (decrease) in accounts payable and other liabilities	514	(831)	324
(Decrease) increase in pension and postretirement benefit obligations	(97)	(111)	23
Increase in income taxes	5	121	141
Other, net	51	109	227
Net cash flow provided by operating activities	485	164	752
Investing Activities:
Investments	(33)	(205)	(326)
Capital expenditures	(162)	(134)	(263)
Acquisitions, net of cash acquired	(60)	—	—
Proceeds from dispositions	95	66	554
Other investing activities	—	(3)	(8)
Net cash flow used for investing activities from continuing operations	(160)	(276)	(43)
Net cash flow provided by investing activities from discontinued operations	—	—	55
Net cash flow (used for) provided by investing activities	(160)	(276)	12
Financing Activities:
Proceeds from issuance of debt	—	—	—
Repayment of debt	—	—	(126)
Repayment of Skydance credit facility	(720)	—	—
Dividends paid on preferred stock	—	—	(29)
Dividends paid on common stock	(90)	(101)	(139)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(92)	(26)	(60)
Payments to noncontrolling interests	(5)	(32)	(127)
Other financing activities	(4)	—	(26)
Net cash flow used for financing activities	(911)	(159)	(507)
Effect of exchange rate changes on cash and cash equivalents	9	70	(56)
Net (decrease) increase in cash and cash equivalents	(577)	(201)	201
Cash and cash equivalents at beginning of period	3,851	2,661	2,460
Cash and cash equivalents at end of period	$3,274	$2,460	$2,661

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions, except per share amounts)
Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”), adjusted earnings from continuing operations before income taxes, adjusted provision for income taxes, adjusted net earnings from continuing operations attributable to Parent, adjusted diluted EPS from continuing operations, and adjusted effective income tax rate, which are measures of performance not calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) (together, the “adjusted measures”), exclude certain items identified as affecting comparability that are not part of our normal operations, including impairment charges, restructuring charges, transaction-related items, other corporate matters, programming charges, gain on dispositions, loss from investment, and discrete tax items, each where applicable. Programming charges consist only of charges related to major strategic changes and do not include impairment charges that occur as part of our normal operations, which are recorded within “Operating expenses” on the Consolidated Statements of Operations, and are not excluded in our adjusted measures.

We use these measures to, among other things, evaluate our operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of our operational strength and business performance. In addition, we use Adjusted OIBDA to, among other things, value prospective acquisitions. We believe these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management; and because they exclude items that are not representative of our normal, recurring operations, they provide a clearer perspective on our underlying performance; and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

Because the adjusted measures are measures of performance not calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, operating income (loss), earnings (loss) from continuing operations before income taxes, (provision for) benefit from income taxes, net earnings (loss) from continuing operations attributable to Parent, diluted EPS from continuing operations, and effective income tax rate, as applicable, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies.

We are not able to reconcile forward-looking non-GAAP financial measures because we are unable without unreasonable efforts to accurately estimate the individual adjustments for such reconciliations, as applicable, or to quantify the probable significance of these items at this time.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)

The following tables reconcile the adjusted measures to their most directly comparable financial measures in accordance with U.S. GAAP. The tax impacts on the items identified as affecting comparability in the tables below have been calculated using the tax rate applicable to each item.

Three Months Ended December 31, 2025 and 2024

	Successor	Predecessor
	Three Months Ended December 31,	Three Months Ended December 31,
	2025	2024
Operating income (loss) (GAAP)	$(339)	$129
Depreciation and amortization	364	95
Programming charges (a)	41	—
Impairment charges (a)	—	30
Restructuring charges (a)	465	10
Transaction-related items (a)	81	11
Other corporate matters (a)	—	131
Adjusted OIBDA (Non-GAAP)	$612	$406
Years Ended December 31, 2025 and 2024

	Successor	Predecessor
	Period From August 7 - December 31,	Period From January 1 - August 6,	Year Ended December 31,
	2025	2025	2024
Operating income (loss) (GAAP)	$(95)	$1,029	$(5,269)
Depreciation and amortization	590	204	392
Programming charges (a)	41	—	1,118
Impairment charges (a)	—	157	6,130
Restructuring charges (a)	650	255	554
Transaction-related items (a)	81	199	62
Other corporate matters (a)	—	—	131
Gain on dispositions (a)	—	(35)	—
Adjusted OIBDA (Non-GAAP)	$1,267	$1,809	$3,118
(a) See notes on the following tables for additional information on items affecting comparability.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)
The table below sets forth our Adjusted OIBDA by reportable segment and a reconciliation of total Adjusted OIBDA to Operating Income (Loss), the most directly comparable financial measure in accordance with U.S. GAAP. We present Adjusted OIBDA as the primary measure of profit and loss for our operating segments in accordance with Financial Accounting Standards Board (FASB) guidance for segment reporting. Adjusted OIBDA is the primary method used by our management for planning and forecasting of future periods, evaluating the operating performance of our segments, and making decisions about resource allocation. Stock-based compensation is excluded from our segment measure of profit and loss because it is set and approved by our Board of Directors in consultation with corporate executive management.

Three Months Ended December 31, 2025 and 2024

	Successor	Predecessor
	Three Months Ended December 31,	Three Months Ended December 31,
	2025	2024
Adjusted OIBDA:
TV Media	$1,088	$949
Direct-to-Consumer	(158)	(286)
Filmed Entertainment	(119)	(42)
Corporate/Eliminations	(137)	(146)
Stock-based compensation (a)	(62)	(69)
Total Adjusted OIBDA	612	406
Depreciation and amortization	(364)	(95)
Programming charges	(41)	—
Impairment charges	—	(30)
Restructuring, transaction-related items, and other corporate matters (a)	(546)	(152)
Total Operating Income	$(339)	$129
(a) For the Successor and Predecessor periods in 2025 and 2024, stock-based compensation expense of $39 million and $1 million, respectively, is included in “Restructuring, transaction-related items, and other corporate matters.”

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)

Year Ended December 31, 2025 and 2024

	Successor	Predecessor
	Period From August 7 - December 31,	Period From January 1 - August 6,	Year Ended December 31,
	2025	2025	2024
Adjusted OIBDA:
TV Media	$1,628	$2,067	$4,348
Direct-to-Consumer	77	153	(497)
Filmed Entertainment	(132)	(100)	(96)
Corporate/Eliminations	(215)	(212)	(427)
Stock-based compensation (a)	(91)	(99)	(210)
Total Adjusted OIBDA	1,267	1,809	3,118
Depreciation and amortization	(590)	(204)	(392)
Programming charges	(41)	—	(1,118)
Impairment charges	—	(157)	(6,130)
Restructuring, transaction-related items, and other corporate matters (a)	(731)	(454)	(747)
Gain on dispositions	—	35	—
Total Operating Income (Loss)	$(95)	$1,029	$(5,269)
(a) For the Successor and Predecessor periods in 2025, stock-based compensation expense of $69 million and $14 million, respectively, is included in “Restructuring, transaction-related items, and other corporate matters.” For the Predecessor period in 2024, stock-based compensation expense of $35 million is included in “Restructuring, transaction-related items, and other corporate matters.”

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)
Three Months Ended December 31, 2025

	Successor
	Three Months Ended December 31, 2025
	Earnings (Loss) from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes	Net Loss from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$(598)	$125	$(573)	$(.52)
Items affecting comparability:
Programming charges (a)	41	(10)	31	.03
Restructuring charges (b)	465	(117)	348	.31
Transaction-related items (c)	81	(18)	63	.06
Loss from investments	40	(10)	30	.03
Discrete tax items (d)	—	(28)	(28)	(.03)
Adjusted (Non-GAAP)	$29	$(58)	$(129)	$(.12)
(a) In connection with a review of our content portfolio following the closing of the Transactions, we decided to abandon certain Skydance content, principally development projects. As a result, we recorded programming charges during the fourth quarter of 2025 associated with this abandonment.
(b) Restructuring charges were comprised of severance costs, principally associated with transformation initiatives and aligning the business around our strategic priorities following the Transactions.
(c) Reflects legal and other professional fees associated with the Warner Bros. Discovery, Inc. offer.
(d) Primarily reflects tax benefits realized in connection with the filing of our tax returns.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)

Three Months Ended December 31, 2024

	Predecessor
	Three Months Ended December 31, 2024
	Earnings (Loss) from Continuing Operations Before Income Taxes	Provision for Income Taxes	Net Loss from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$(115)	$(37)	$(224)	$(.33)
Items affecting comparability:
Impairment charges (a)	30	(5)	25	.04
Restructuring charges (b)	10	(2)	8	.01
Transaction-related costs (c)	11	—	11	.01
Other corporate matters (d)	131	(32)	99	.15
Loss from investment (e)	13	8	21	.03
Discrete tax items (f)	—	(11)	(11)	(.02)
Adjusted (Non-GAAP)	$80	$(79)	$(71)	$(.11)
(a) Reflects charges to reduce the carrying values of FCC licenses in certain markets and our Australian broadcast licenses to their estimated fair values.
(b) Reflects severance charges associated with strategic changes in our global workforce.
(c) Reflects legal and advisory fees relating to the Transactions.
(d) Reflects charges of $74 million associated with the abandonment of developed technology and $57 million to increase our accrual for asbestos matters.
(e) Reflects a loss on the sale of Paramount Global’s investment in Viacom18.
(f) Primarily attributable to amounts realized in connection with the filing of our tax returns in certain international jurisdictions, partially offset by taxes recognized upon the vesting of stock-based compensation.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)

Year Ended December 31, 2025

	Successor
	Period From August 7 - December 31, 2025
	Earnings (Loss) from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes	Net Earnings (Loss) from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$(476)	$40	$(586)	$(.53)
Items affecting comparability:
Programming charges (a)	41	(10)	31	.03
Restructuring charges (b)	650	(147)	503	.45
Transaction-related items (c)	81	(18)	63	.06
Loss from investments	40	(10)	30	.03
Discrete tax items (d)	—	(32)	(32)	(.03)
Adjusted (Non-GAAP)	$336	$(177)	$9	$.01

	Predecessor
	Period From January 1 - August 6, 2025
	Earnings from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes	Net Earnings (Loss) from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$504	$79	$(35)	$(.05)
Items affecting comparability:
Impairment charges (e)	157	(39)	118	.17
Restructuring charges (b)	255	(61)	194	.29
Transaction-related items (c)	199	(31)	168	.25
Gain on dispositions (f)	(35)	2	(33)	(.05)
Discrete tax items (d)	—	(64)	(64)	(.10)
Adjusted (Non-GAAP)	$1,080	$(114)	$348	$.51
(a) In connection with a review of our content portfolio following the closing of the Transactions, we decided to abandon certain Skydance content, principally development projects. As a result, we recorded programming charges during the fourth quarter of 2025 associated with this abandonment.
(b) Both periods reflect severance charges and also included in the period from January 1 - August 6, 2025 are charges for the impairment of lease assets.
(c) The Successor period principally reflects legal and other professional fees associated with the Warner Bros. offer and during the Predecessor period reflects banking, legal, advisory, and other professional fees relating to the Transactions, and transaction awards that became payable to eligible employees upon closing of the Transactions.
(d) The Successor period primarily reflects tax benefits realized in connection with the filing of our tax returns and the Predecessor period primarily reflects the reversal of valuation allowances on deferred tax assets related to interest deduction limitations as a result of recent U.S. tax legislation.
(e) Reflects a charge to reduce the carrying values of FCC licenses in certain markets to their estimated fair values.
(f) Principally reflects a gain associated with the disposition of a noncore business.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)

Year Ended December 31, 2024

	Predecessor
	Year Ended December 31, 2024
	Earnings (Loss) from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes	Net Earnings (Loss) from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$(6,177)	$305	$(6,204)	$(9.36)	(h)
Items affecting comparability:
Programming charges (a)	1,118	(275)	843	1.26
Impairment charges (b)	6,130	(380)	5,750	8.62
Restructuring charges (c)	554	(120)	434	.65
Transaction-related items (d)	62	(3)	59	.09
Other corporate matters (e)	131	(32)	99	.15
Loss from investments (f)	17	7	24	.04
Discrete tax items (g)	—	36	36	.05
Impact of antidilution	—	—	—	.04
Adjusted (Non-GAAP)	$1,835	$(462)	$1,041	$1.54	(h)
(a) Reflects programming charges associated with major changes in content strategy that resulted in the removal of significant levels of content from our platforms, abandonment of development projects and termination of certain programming agreements.
(b) Reflects a goodwill impairment charge for our Cable Networks reporting unit of $5.98 billion, as well as charges totaling $149 million to reduce the carrying values of FCC licenses in certain markets and our Australian broadcast licenses to their estimated fair values.
(c) Consists of severance costs associated with strategic changes in our global workforce and the exit of Paramount Global’s former CEO, and the impairment of lease assets.
(d) Reflects legal and advisory fees relating to the Transactions.
(e) Reflects charges of $74 million associated with the abandonment of developed technology and $57 million to increase our accrual for asbestos matters.
(f) Principally reflects a loss on the sale of Paramount Global’s investment in Viacom18 of $13 million.
(g) Primarily attributable to the establishment of a valuation allowance on a deferred tax asset that was not expected to be realized because of a reduction in our deferred tax liabilities caused by the goodwill impairment charge in the second quarter of 2024. This impact was partially offset by amounts realized in connection with the filing of our tax returns in certain international jurisdictions.
(h) For the year ended December 31, 2024, the weighted average number of common shares outstanding used in the calculation of reported diluted EPS from continuing operations is 664 million and in the calculation of adjusted diluted EPS from continuing operations is 667 million. The dilutive impact was excluded in the calculation of reported diluted EPS from continuing operations because it would have been antidilutive since we reported a net loss from continuing operations.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions)

Free Cash Flow
Free cash flow is a non-GAAP financial measure. Free cash flow reflects our net cash flow provided by operating activities less capital expenditures. We deduct capital expenditures when we calculate free cash flow because investment in capital expenditures is a use of cash that is directly related to our operations. Our net cash flow provided by operating activities is the most directly comparable U.S. GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to us to service debt, pay dividends, make strategic acquisitions and investments, maintain our capital assets, satisfy our tax obligations, and fund ongoing operations and working capital needs. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management. Free cash flow is one of the quantitative performance metrics used in determining our annual incentive compensation awards. In addition, free cash flow is a primary measure used externally by our investors, analysts and industry peers for purposes of valuation and comparison of our operating performance to other companies in our industry.

As free cash flow is not a measure calculated in accordance with U.S. GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

We are not able to reconcile forward-looking non-GAAP financial measures because we are unable without unreasonable efforts to accurately estimate the individual adjustments for such reconciliations, as applicable, or to quantify the probable significance of these items at this time.

The following table presents a reconciliation of our net cash flow provided by operating activities to free cash flow.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended December 31,	Three Months Ended December 31,	Period From August 7 - December 31,	Period From January 1 - August 6,	Year Ended December 31,
	2025	2024	2025	2025	2024
Net cash flow provided by operating activities	$217	$168	$485	$164	$752
Capital expenditures	(116)	(112)	(162)	(134)	(263)
Free cash flow (Non-GAAP)	$101	$56	$323	$30	$489